EXHIBIT 21.1

Subsidiaries of the Registrant

The subsidiaries of ZAGG Inc (the “Registrant”) as of March 18, 2013, are listed below:

Subsidiary Name	Ownership	Jurisdiction

ZAGG Intellectual Property Holding Company, Inc.	100%	United States
ZAGG International Distribution Limited	100%	Ireland
ZAGG Retail, Inc.	100%	United States
ZAGG LLC	100%	United States
Bronco Corporation	100%	Cayman Islands
Ute Corporation	100%	Cayman Islands
Patriot Corporation	100%	Ireland
iFrogz Inc.	100%	United States
iFrogz Europe SAS	100%	France
Superior Brand Limited	100%	Hong Kong
HzO, Inc.	30.7%	United States